Exhibit 4.4

DATED 22 NOVEMBER	2013

WARRANT INSTRUMENT RELATING TO WARRANTS IN REGISTERED FORM TO SUBSCRIBE FOR 7,081,770 NEW ORDINARY SHARES OF 1P EACH IN SUMMIT CORPORATION PLC

Fasken Martineau LLP 17 Hanover Square London W1S 1HU Telephone: +44 20 7917 8500 Fax: +44 20 7917 8555

Exhibit 4.4

TABLE OF CONTENTS

1.	Definitions and interpretation	3
2.	Constitution and the form of the Warrant	7
3.	Certificates and Conditions	7
4.	Subscription Price	7
5.	Exercise of Warrant	7
6.	Anti-dilution provisions	8
7.	Winding up of the Company	9
8.	Supplementary protection	9
9.	Transfer and transmission of Warrants	10
10.	Meetings of Warrantholders	10
11.	Modification of Rights	10
12.	Information/Representation Rights of Warrantholders	11
13.	Replacement of Certificates	11
14.	Notices	11
15.	Governing law	11
Schedule 1 – Form of Certificate		12
Schedule 2 – Provisions as to the Register, transmission and other matters		16
Schedule 3 – Provisions for meetings of Warrantholders		18
Schedule 4 – Condition of Exercise and Subscription Periods		22

Exhibit 4.4

THIS INSTRUMENT is made on 22 November 2013

BY:

SUMMIT CORPORATION PLC a company registered in England and Wales (company number 5197494), whose registered office is at 85B Park Drive, Milton Park, Abingdon, Oxon OX14 4RY (the “Company”)

WHEREAS:

(A)	Pursuant to an option agreement dated on or about the date of this Instrument between Isis Innovation Limited (“Isis”) (1) the Company (2) and the Chancellor Masters and Scholars of the University of Oxford (3) (the “Option Agreement”) the Company undertook to execute this warrant instrument and to issue the warrants to Isis.

(B)	The Company has accordingly determined to execute this instrument in order to create the Warrants and to define the rights and interest of the registered holders for the time being of such Warrants and to afford protection for such rights and interest.

THIS INSTRUMENT WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this instrument, including the schedules, the following words and expressions have the meanings unless the context otherwise requires:

“Act”

the Companies Act 2006;

“acting in concert”

has the meaning ascribed thereto in the City Code on Takeovers and Mergers as in force at the date of this instrument;

“Adjustment Event”

(a)	any allotment or issue of fully paid Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve) to holders of Equity Shares on the Share Register on a date prior to the end of the relevant Subscription Period; or

(b)	any sub-division or consolidation of Equity Shares on a date prior to the end of the relevant Subscription Period;

“Admission”

the admission of the ordinary share capital of the Company to trading on AIM becoming effective as provided in Rule 6 of the AIM Rules;

“AIM”

the market of that name operated by London Stock Exchange plc;

“AIM Rules”

the AIM Rules for Companies and the guidance notes relating to AIM published by London Stock Exchange plc governing admission to and the operation of AIM as in force at the date of this instrument, or where the context requires, as amended or modified after the date of this instrument;

“Articles”

the articles of association of the Company as at the date of this instrument, or where the context requires, as amended or modified after the date of this instrument;

“Auditors”

the auditors of the Company for the time being;

“A Warrants”

the 1,000,000 Warrants the exercise of which is subject to the satisfaction of the A Warrant Condition;

“A Warrant Condition”

the condition defined as such in Schedule 4;

“Business Day”

a day other than a Saturday or Sunday or public holiday in England and Wales;

“B Warrants”

the 2,540,885 Warrants the exercise of which is subject to the satisfaction of the B Warrant Condition;

“B Warrant Condition”

the condition defined as such in Schedule 4;

“Certificate”

a certificate evidencing the Subscription Rights for the time being vested in the relevant Warrantholder in the form, or substantially in the form, set out in schedule 1;

“Conditions”

the terms and conditions set out in the second schedule to the Certificate set out in schedule 1, as the same may from time to time be altered in accordance with the provisions of this instrument;

“Connected Person”

has the meaning ascribed thereto in Section 1122 of the Corporation Tax Act 2010;

“Controlling Interest”

Shares conferring in the aggregate 30% or more of the total voting rights conferred by all the Shares for the time being in issue and conferring the rights to vote at all general meetings of the Company and shall include Shares held by all persons who in relation to each other are Connected Persons or persons acting in concert;

“C Warrants”

the 3,540,885 Warrants the exercise of which is subject to the satisfaction of the C Warrant Condition;

“C Warrant Condition”

the condition defined as such in Schedule 4;

“Directors”

the board of directors of the Company for the time being;

“Equity Shares”

Shares which are part of the equity share capital (as defined in section 548 of the Act) of the Company;

“Extraordinary Resolution”

has the meaning ascribed thereto in paragraphs 17 and 18 of schedule 3;

“Notice of Exercise”

the duly completed notice set out as the first schedule to the Certificate;

“Ordinary Shares”

the ordinary Shares of 1p each and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification of such ordinary Shares having the rights and privileges set out in the Articles;

“Register”

the register of persons for the time holding the Warrants, such register to be maintained pursuant to the provisions of clause 9;

“Share Register”

the register of shareholders of the Company;

“Shares”

shares in the capital of the Company;

“Subscription Periods”

the respective periods defined in Schedule 4;

“Subscription Price”

in relation to any Share the subject of Subscription Rights, the price which the relevant Warrantholder is required to pay to the Company in order to subscribe for such Share fully paid upon exercising the Subscription Rights in relation thereto;

“Subscription Rights”

the rights for the time being conferred by the Warrants to subscribe for Ordinary Shares which are constituted by virtue of the provisions of clause 2.1 of this instrument;

“Warrantholder”

in relation to a Warrant, the person in whose name such Warrant is registered for the time being in the Register;

“Warrants”

the A Warrants, B Warrants and C Warrants to subscribe for Ordinary Shares constituted by this instrument including all Subscription Rights and other rights conferred thereby;

“Warrant Exercise Conditions”

The A Warrant Exercise Condition, the B Warrant Exercise Condition and the C Warrant Exercise Condition; and

“Warrant Shares”

Shares which are for the time being the subject of the Subscription Rights conferred by the holding of the Warrants.

1.2	In this instrument, a reference to:

1.2.1	a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the Act;

1.2.2	a statutory provision includes a reference to the statutory provision as replaced, modified or re-enacted from time to time before or after the date of this agreement and any subordinate legislation made under the statutory provision before or after the date of this instrument and includes any statute, statutory provision or subordinate legislation that it amends or re-enacts;

1.2.3	a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.4	a company (other than “the Company”) shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.5	this instrument includes its schedules;

1.2.6	a sub-clause in a clause, or to a paragraph in a schedule, are to a sub-clause of that clause or a paragraph of that schedule;

1.2.7	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this instrument;

1.2.8	writing shall include any mode of reproducing words in a legible and non-transitory form;

1.2.9	“includes” and “including” shall mean including without limitation; and

1.2.10	this instrument or any provision of this instrument or any document are to this instrument, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms of this instrument or that document or with the agreement of the relevant parties.

1.3	The contents table and headings in this instrument are for convenience only and do not affect its interpretation.

1.4	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	CONSTITUTION AND THE FORM OF THE WARRANT

2.1	Each Warrant shall confer the right, exercisable on the terms and subject to the conditions set out in this instrument, to subscribe in cash at the Subscription Price (subject to the provisions of clause 6) for one Ordinary Share.

2.2	The Warrants shall be in registered form. The Warrants are issued subject to the Articles and otherwise on the terms of this instrument which are binding upon the Company and each Warrantholder and all persons claiming through them.

2.3	No application has been or will be made for the Warrants to be listed, traded, quoted or otherwise dealt in on any stock or investment exchange (including, without limitation, AIM).

3.	CERTIFICATES AND CONDITIONS

Entitlement to the Subscription Rights and other rights attaching to the Warrants shall be evidenced by the issue to the relevant Warrantholder of a Certificate which shall have Conditions endorsed thereon.

4.	SUBSCRIPTION PRICE

Subject to clause 6, the Subscription Price for each Ordinary Share to which a Warrant relates shall be 1p.

5.	EXERCISE OF WARRANT

5.1	Subscription Rights shall be exercisable at any time during the relevant Subscription Period by the delivery of:

5.1.1	the Certificate;

5.1.2	a Notice of Exercise; and

5.1.3	the requisite remittance for the aggregate Subscription Price of the Warrant Shares,

to the registered office of the Company in accordance with the provisions of paragraphs 15 to 19 of schedule 2 of this instrument PROVIDED ALWAYS THAT the requisite remittance for the aggregate Subscription Price, shall be paid by telegraphic transfer to the Company’s bank account (the details of which the Company shall supply on written request) or by bankers draft made payable to the Company and cleared through the Company’s bank account (as above).

5.2	The date of the allotment and issue of any Shares subject to the Notice of Exercise delivered in accordance with clause 5.1 shall be the date of delivery of the Certificate, or receipt of the aggregate Subscription Price, whichever is the later.

5.3	On delivery to the Company of a Notice of Exercise for less than the number of Warrant Shares the Warrantholder holds as evidenced by the accompanying Certificate the Company will issue the Warrantholder with a new Certificate for the number of Warrant Shares not subscribed for.

5.4	Five working days after the Certificate accompanied by the documents and remittance as specified in clause 5.1 are lodged at the registered office of the Company in accordance with clause 5.1, share certificates shall be issued (free of charge) in respect of the Warrant Shares allotted and issued in accordance with this clause 5.

5.5	Each Warrant will be cancelled once the Subscription Rights attaching thereto have been exercised and Warrant Shares allotted pursuant to such exercise.

5.6	Ordinary Shares allotted pursuant to the exercise of Subscription Rights will rank for all dividends and distributions declared or paid on any date on or after the date on which the relevant Notice of Exercise is lodged at the registered office in accordance with clause 5.1 and otherwise shall have the rights and privileges prescribed in the Articles in relation to Ordinary Shares and rank pari passu in all respects with the existing Ordinary Shares.

6.	ANTI-DILUTION PROVISIONS

6.1	Subject to clause 8, following an Adjustment Event the number and/or nominal value of Warrant Shares to be, or capable of being, subscribed for on any subsequent exercise of the Subscription Rights and/or the Subscription Price will be adjusted in such manner as the Auditors shall certify to be necessary in order that, after such adjustment:

6.1.1	the total number of Warrant Shares which may be subscribed for pursuant to the Subscription Rights is such that Warrant Shares when issued:

(a)	will carry nearly as possible (and in any event not less than) the same proportion of the votes attaching to all the issued share capital of the Company; and

(b)	will carry the entitlement to participate in the same proportion in the profits and assets of the Company,

as would the total number of Warrant Shares which would have been subscribed for pursuant to the Subscription Rights immediately prior to the relevant Adjustment Event; and

6.1.2	the aggregate Subscription Price payable in order to subscribe for all the Warrant Shares which may be subscribed for pursuant to Subscription Rights will be as nearly as possible (and in any event no more than) the same as it was prior to the relevant Adjustment Event.

6.2	The Company shall procure that no Adjustment Event shall occur prior to the end of the Subscription Period unless the Auditors shall either (i) prior to or (ii) contemporaneously with, the passing of the relevant resolution of the Shareholders or Directors giving effect to or sanctioning such event, certify the appropriate adjustments. The Company shall send notice of such adjustments to the Warrantholders as soon as practicable (and in any event no later than 7 days) following the passing of the relevant resolution together with a replacement Certificate evidencing the Warrantholders’ adjusted Subscription Rights (and the original Certificate shall automatically be cancelled).

6.3	In calculating any entitlement to additional Subscription Rights under this clause 6 fractions shall be rounded up to the nearest whole Share.

7.	WINDING UP OF THE COMPANY

If, prior to the end of the Subscription Period, an order is made or an effective resolution is passed for winding up the Company the holders of Warrants which have become exercisable pursuant to Schedule 4 will (if in such winding up there shall be a surplus available for distribution to the holders of the Warrant Shares which, taking into account the amounts payable to exercise Subscription Rights, exceeds in respect of each Warrant Share a sum equal to the relative Subscription Price) be treated as if, immediately before the date of such order or resolution the Subscription Rights had been exercised in full in the terms (including the effect of any adjustment pursuant to clause 6) then current and shall accordingly be entitled to receive out of the assets available in the liquidation according to the priority rights which would have been applicable to the relevant Warrant Shares such sum as he would have received had he been the holder of the Warrant Shares to which he would have become entitled by virtue of such subscription but after deducting a sum per Share equal to the Subscription Price (after any appropriate adjustment pursuant to clause 6). Subject to the foregoing provisions of this clause 7, all Subscription Rights shall lapse upon an order being made or effective resolution being passed for winding up the Company.

8.	SUPPLEMENTARY PROTECTION

8.1	Prior to the end of the Subscription Period the Company shall not without the prior sanction of an Extraordinary Resolution (and otherwise than on terms including consequent adjustment of Subscription Rights and subject to such conditions as may be approved or stipulated in or by the terms of such Extraordinary Resolution):

8.1.1	make any reduction of share capital, share premium account or capital redemption reserve including the repayment of money to shareholders; or

8.1.2	modify the rights attached to any of its Shares in any way which has, or might reasonably be expected to have, a material adverse effect on the rights of the Warrantholders or on the respective abilities of such persons to enjoy such rights (but so that such restriction shall not be construed as a restriction or prohibition on sub-division or consolidation of Shares subject to the provisions of clause 6).

8.2	If at the date of exercise of any Subscription Rights, the Ordinary Shares are either admitted to trading on AIM or to the Official List of the UK Listing Authority, the Company shall use its best endeavours to obtain admission to trading on AIM or listing (as the case may be) of the Ordinary Shares which are to be allotted on the exercise of such Subscription Rights, on or within three working days after allotment of the same.

8.3	If any offer is made to all holders of Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or a proportion of the Shares, the Company shall forthwith give notice of such offer to the holders of Warrants which have become exercisable pursuant to Schedule 4 at the same time as any notice thereof is sent by the Company to its shareholders and in such event notwithstanding any other provision of this instrument, the Warrants shall (provided always that the Subscription Period has not expired) be exercisable at any time after such offer has become or been declared unconditional in all respects and the Company shall use its reasonable endeavours to procure that the offer is extended to the holders of any Shares issued during the offer period. To the extent that such Warrants have not been exercised by the end of the offer period they shall lapse. For the avoidance of doubt, Warrants in respect of which the related Warrant Exercise Condition has not been satisfied at the end of such offer period shall continue in force in accordance with their terms.

9.	TRANSFER AND TRANSMISSION OF WARRANTS

9.1	Warrants are not transferable.

9.2	The Company shall maintain a register of persons entitled to the Warrants and the provisions of schedule 2 shall apply (subject to clause 10) in relation to the transmission thereof.

10.	MEETINGS OF WARRANTHOLDERS

The provisions of schedule 3 shall apply in relation to the meetings of the Warrantholders.

11.	MODIFICATION OF RIGHTS

11.1	Any modification to this instrument may be effected only by deed executed by the Company and, save in the case of a modification of a purely formal, minor or technical nature, with the prior sanction of an Extraordinary Resolution.

11.2	All or any of the rights for the time being attaching to the Warrants (including the Subscription Rights) may from time to time (whether or not the Company is being wound up) be altered or abrogated with the prior sanction of an Extraordinary Resolution and the prior written consent of the Company.

12.	INFORMATION/REPRESENTATION RIGHTS OF WARRANTHOLDERS

12.1	The Company shall send or procure to be sent to each Warrantholder a copy of its annual financial statements together with all documents required by law to be annexed thereto and copies of every statement, notice or circular issued to the shareholders of the Company concurrently with the issue of the same to its shareholders.

12.2	Warrantholders shall have the right to attend and speak (but not, by virtue or in respect solely of holdings of Warrants, to vote) at all general meetings of shareholders of the Company.

13.	REPLACEMENT OF CERTIFICATES

If a Certificate is mutilated, defaced, lost, stolen or destroyed, it will be replaced by the Company at the expense of the Warrantholder concerned and on such terms as to evidence and indemnity as the Company may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

14.	NOTICES

Any notice to the Warrantholders required for the purposes of any provision of this instrument shall be given in accordance with the provisions of paragraphs 15 to 19 (inclusive) of schedule 2.

15.	GOVERNING LAW

15.1	This instrument is governed by English law.

15.2	The courts of England have jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this instrument.

IN WITNESS of which the Company has executed this instrument as a Deed on the date first above written

Schedule 1– Form of Certificate

SUMMIT CORPORATION PLC

(Registered under the Act with company number 5197494)

CERTIFICATE REPRESENTING WARRANT

to subscribe for Ordinary Shares at 1p per Ordinary Share

Certificate No.:	[ ]

Date of Issue:	[ ] 2013

Name and address of Warrantholder:

Number of Warrants comprised in this Certificate:	[ ]

Class of Warrant comprised in this Certificate:	[A] [B] [C]

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of the right to subscribe during the periods set out below in cash at the subscription price set out above for 1 Warrant Share in respect of each Warrant held (subject to adjustment in accordance with clause 6 of the instrument executed by the Company on and dated [—] 2013 (the “Instrument”) and subject to the articles of association of the Company and otherwise on the terms set out in the Instrument and referred to in the Second schedule to this Certificate).

Subject to the terms of the Instrument the Warrants comprised in this Certificate are exercisable at any time in the relevant Subscription Period (as defined in the Instrument).

Warrants shall be transferable without restriction once they have become exercisable in accordance with Schedule 4 of the Instrument but are not otherwise transferable.

Terms used in this Certificate which are defined in the instrument bear the same meaning herein.

EXECUTED AND DELIVERED AS A DEED BY	)
SUMMIT CORPORATION PLC	)	Director
acting by:	)

Director / Secretary

First schedule to the Certificate

Notice of Exercise

To: The Directors

Summit Corporation plc

We hereby exercise the Subscription Rights over             of the Ordinary Shares the subject of the Warrant(s) represented by this Certificate and confirm we have transferred £            to your bank account/attach hereto a bankers draft for £            .

Signed:

Full name:

Address:

We hereby direct the Company to allot the Ordinary Shares to be issued hereto to the following proposed allottees:

No. of Shares	Name of proposed allottee	Address of proposed allottee
1.
2.
3.
4.
5.
6.

We hereby request that a certificate for such Ordinary Shares be sent by post at our risk to us at the first address shown above or to our agent lodging the Certificate as mentioned below:

We agree that such Ordinary Shares are accepted subject to the articles of association of the Company.

Signed:

Full name:

Address:

Lodged by:	(agent to whom certificate(s) should be sent).

Name of Agent:

Address:

Second schedule to the Certificate

Terms

The Warrants are constituted by an instrument dated [—] November 2013 (the “Instrument”). Constitution of the Warrants and execution of the Instrument by the Company was authorised by a resolution of the board of directors of the Company passed on 22 November 2013. The Warrants are subject to the provisions of the Instrument. Copies of the Instrument are available for inspection at the registered office for the time being of the Company during normal business hours on weekdays (excluding Saturdays, Sundays and Bank Holidays). The Warrantholder is entitled to the benefit of, is bound by and is deemed to have knowledge of all the provisions of the instrument.

Schedule 2- Provisions as to the Register, transmission and other matters

1.	A register of entitlement to the Warrants (the “Register”) will be kept by the Company and there shall be entered in the Register:

1.1	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants;

1.2	the number of Warrants held by every such registered holder; and

1.3	the date on which the name of every such registered holder is entered in the Register in respect of the Warrants registered in his name.

2.	Any change in the name or address of any Warrantholder shall forthwith be notified to the Company which shall cause the Register to be altered accordingly. The Warrantholders or any of them or any person authorised by any such Warrantholder shall be at liberty during normal business hours on weekdays (excluding Saturdays, Sundays and Bank Holidays) to inspect the Register and to take copies of or extracts from the same or any part thereof.

3.	The Company shall be entitled to treat the relevant Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, such Warrant on the part of any person whether or not it shall have express or other notice thereof.

4.	Every Warrantholder will be recognised by the Company as entitled to his Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of such Warrants.

5.	Any person becoming entitled to a Warrant otherwise than by transfer may, upon producing such evidence of title as the Directors shall reasonably require, and subject as hereinafter provided, be registered himself as holder of the Warrant.

6.	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

7.	A person becoming entitled to a Warrant otherwise than on transfer shall be entitled to receive and may give a good discharge for any moneys payable in respect thereof but shall not be entitled to receive notices of or to attend or vote at meetings of the Warrantholders or, save as specified above, to any of the rights or privileges of a Warrantholder until he shall have become the registered holder of the Warrant.

8.	Every Warrantholder shall register with the Company an address either in the United Kingdom or elsewhere to which notices can be sent and if any Warrantholder shall fail so to do notice may be given to such Warrantholder by sending the same by any of the methods referred to in paragraph 16 of this schedule to his place of business or residence last known to the Company.

9.	Any notice or other communication to Warrantholders shall be in writing and may be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or by registered airmail in the case of an address for service outside the United Kingdom) or by fax at the address last notified or known to the Company pursuant to paragraph 15 of this schedule.

10.	In the absence of evidence of earlier receipt, any notice or other communication given pursuant to the provisions of paragraph 16 of this schedule shall be deemed to have been received:

10.1	if delivered by hand, at the time of actual delivery to the address referred to in paragraph 15 of this schedule;

10.2	in the case or pre-paid recorded delivery or registered post, two Business Days after the date of posting;

10.3	in the case of registered airmail, five Business Days after the date of posting; and

10.4	if sent by fax, at the time of completion of transmission,

and if deemed receipt occurs after 5.00 pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received on the next Business Day. For the avoidance of doubt, notice given under this instrument shall not be validly sent if sent by e-mail.

11.	All notices and other communications with respect to Warrants registered in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notices so given shall be sufficient notice to all the joint registered holders of such Warrants.

12.	Any person who, whether by operation of law or other means whatsoever, shall become entitled to any Warrant shall be bound by every notice in respect of such Warrant which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such Warrant.

13.	Any notice or other communication given to a Warrantholder in accordance with this schedule shall, notwithstanding that such Warrantholder may then be deceased and whether or not the Company has notice of his death, be deemed to have been duly served in respect of any Warrant held solely or jointly with other persons by such Warrantholder until some other person be registered in his place as the holder or joint holder thereof and such service shall for all purposes of this instrument be deemed a sufficient service of any notice or document on his or her executors or administrators and all persons (if any) jointly interested with him in any such Warrant.

Schedule 3- Provisions for meetings of Warrantholders

1.	The Company at any time may, and upon a request in writing of Warrantholders holding not less than 10 per cent. in number of the Warrants shall, convene a meeting of Warrantholders. Every such meeting shall be held at such reasonably convenient and appropriate place in the United Kingdom as the Directors may approve. Any references in this schedule to a specific percentage of Warrants at any time shall be a reference to that percentage of Warrants in issue and not exercised or cancelled at that time.

2.	At least 21 days’ notice of the meeting shall be given to Warrantholders. The notice shall specify the day, time and place of the meeting and the terms of the resolutions to be proposed. The accidental omission to give notice to, or the non-receipt of any such notice, by any of the Warrantholders shall not invalidate the proceedings at any meeting.

3.	A person (who may, but need not, be a Warrantholder) nominated in writing by the Company shall be entitled to take the chair at every such meeting but if no such nomination is made or, if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for the holding of such meeting, the Warrantholders present shall choose one of their number to be chairman.

4.	At any such meeting two or more persons holding Warrants and/or being proxies and being or representing in the aggregate Warrantholders registered as the holders of not less than 10 per cent. of the Warrants shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business other than the choosing of a chairman shall be transacted at any meeting unless the requisite quorum shall be present at the commencement of business. The quorum at any such meeting for the passing of any Extraordinary Resolution shall be at least one person holding Warrants and/or being proxies and being or representing in the aggregate Warrantholders registered as the holders of not less than 50 per cent. of the Warrants.

5.	If, within half an hour after the time appointed for any meeting, a quorum is not present, the meeting shall, if convened upon the requisition of Warrantholders, be dissolved. In any other case it shall stand adjourned for such period, not being not less than 14 days nor more than 28 days, and to such time and place, as may be appointed by the chairman. At such adjourned meeting at least one person present in person holding Warrants and/or being proxies (whatever the number of Warrants so held or represented) shall for all purposes form a quorum and shall have the power to pass any resolution (including an Extraordinary Resolution) and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting.

6.	The chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

7.	At least ten days’ notice of any meeting adjourned through want of a quorum shall be given to Warrantholders in the same manner as for an original meeting, and such notice shall state the quorum required at such adjourned meeting. Subject to that requirement, it shall not be necessary to give any notice of an adjourned meeting.

8.	Every question submitted to a meeting shall be decided in the first instance by a show of hands. In the case of an equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which the chairman may be entitled as a Warrantholder or as a proxy.

9.	At a meeting, unless a poll is demanded by the chairman or by one or more Warrantholders (or by their proxies) being or representing in the aggregate Warrantholders registered as the holders of not less than 10 per cent. of the Warrants (before or on the declaration of the result of a show of hands), a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.	If at any meeting a poll is so demanded, it shall be taken in such manner and, subject as hereinafter provided, either at once or after any adjournment, as the chairman directs, and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

11.	Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

12.	The Company (through its representatives and legal and financial advisers) shall be entitled to attend and speak at any meeting of Warrantholders. Other than as previously specified, no person shall be entitled to attend or vote at any meeting of Warrantholders or to join with others in requesting the convening of such a meeting unless he is a Warrantholder or the duly appointed proxy of a Warrantholder. Neither the Company nor any subsidiary of the Company shall be entitled to vote in respect of Warrants held by it or on its behalf nor shall the holding of any such Warrants count towards a quorum.

13.	Subject as provided in paragraph 12 of this schedule, at any meeting:

13.1	on a show of hands, every Warrantholder who is present in person (or in the case of a corporation by a duly authorised representative) and every person who is a proxy shall have one vote; and

13.2	on a poll, every Warrantholder who is present in person or by proxy as aforesaid shall have one vote in respect of each Warrant Share then the subject of Subscription Rights conferred by Warrants held by him. Any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

14.	A proxy need not be a Warrantholder.

15.	A meeting of Warrantholders shall in addition to all other powers (but without prejudice to any powers conferred on any other person by this instrument) have the following powers exercisable by Extraordinary Resolution, namely:

15.1	power to sanction any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them;

15.2	power to sanction any proposal by the Company for the modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Warrantholders against the Company whether such rights shall arise under these presents or otherwise;

15.3	power to sanction any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into shares, stocks, bonds, debentures, debenture stock or other obligations or securities of the Company, or any other body corporate formed or to be formed;

15.4	power to assent to any modification of the conditions and/or the provisions contained in this instrument which shall be proposed by the Company;

15.5	power to authorise any person to concur in and execute and to do all such documents, acts and things as may be necessary to carry out and give effect to any Extraordinary Resolutions;

15.6	power to discharge or exonerate any person from any liability in respect of any act or omission for which such person may have become responsible under this instrument or the Conditions;

15.7	power to give any authority, direction or sanction which under the provision of this instrument or the conditions is required to be given by Extraordinary Resolution; and

15.8	power to appoint any persons (whether Warrantholders or not) as a committee or committees to represent the interests of the Warrantholders and to confer upon such committee any powers or discretions which the Warrantholders could themselves exercise by Extraordinary Resolution.

16.	An Extraordinary Resolution shall be binding upon all Warrantholders, whether present or not present at such meeting and each of the Warrantholders shall be bound to give effect thereto accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances of such resolution justified the passing thereof.

17.	The expression “Extraordinary Resolution” when used in this instrument means a resolution passed at a meeting of the Warrantholders duly convened and held and carried by a majority consisting of not less than 75 per cent. of the votes cast upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than 75 per cent. of the votes cast on a poll.

18.	A resolution in writing signed by Warrantholders who are for the time being entitled to receive notice of meetings in accordance with the provisions of this instrument and to exercise at any such meeting not less than 75 per cent. of the votes which may be cast on a poll on any resolution, shall for all purposes be as valid and effectual as an Extraordinary Resolution passed at a meeting duly convened and held in accordance with the provisions hereof. Such resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Warrantholders.

19.	Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company and any such minutes, if the same are signed by the chairman of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of the Warrantholders, shall be conclusive evidence of the matters therein contained. Until the contrary is provided, every meeting in respect of the proceedings of which minutes have been made and so signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted thereat to have been duly passed and transacted.

Schedule 4- Condition of Exercise and Subscription Periods

1.	Definition

Terms and expression defined in the Option Agreement shall have the same meanings herein.

2.	The A Warrants

2.1	The A Warrants shall be exercisable if and only if the Company or the Company’s sub licensee identifies the first Chemical Lead (“the First Compound”) by 22 November 2016 (the “A Warrant Condition”) failing which the A Warrants will lapse on that date.

2.2	The Subscription Period for the A Warrants shall commence on the third anniversary of the Effective Date and shall end at 5pm on the date which is three calendar months after such third anniversary.

3.	The B Warrants

3.1	The B Warrants shall be exercisable if and only if the Company or the Company’s sub-licensee initiates GLP Toxicology Studies for the First Compound by 22 November 2016 (the “B Warrant Condition”) failing which the B Warrants will lapse on such date.

3.2	The Subscription Period for the B Warrants shall commence on the third anniversary of the Effective Date and shall end at 5pm on the date which is three calendar months after such third anniversary.

4.	The C Warrants

4.1	The C Warrants shall be exercisable if and only if both (a) the B Warrant Condition has been duly satisfied and (b) the first dosing to a human subject of a product licensed pursuant to the Option Agreement in a Phase 1 Clinical Trial occurs prior to 22 November 2018 (the “C Warrant Condition”) failing which the C Warrants will lapse on such date PROVIDED ALWAYS that if such an event occurs after that date but prior to 22 May 2020 and the delay is not caused by any act or omission of the University (whether under the Option Agreement or the Sponsored Research Agreement) then the said date by which such first dosing must occur shall be deferred by the extent of such delay (such date being referred to herein as “the Deferred C Condition Date”).

4.2	The Subscription Period for the C Warrants shall commence on the fifth anniversary of the Effective Date and shall end at 5pm on the date which is three calendar months after such fifth anniversary SAVE THAT if the proviso to paragraph 4.1 applies, the Subscription Period shall commence on the Deferred C Condition Date and shall end at 5pm on the date which is three calendar months after the Deferred C Condition Date.

5.	Provision of Information

5.1	The Company undertakes to notify holders of each class of Warrant in writing that the relevant Warrant Condition has been satisfied as soon as reasonably practicable after such satisfaction.

EXECUTED AND DELIVERED AS A DEED BY	)	/s/ illegible
SUMMIT CORPORATION PLC	)	Director
acting by:	)

/s/ illegible
Director / Secretary